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MICHAEL EARLEY                                           AL PALOMBO
METROPOLITAN HEALTH NETWORKS                             CAMERON ASSOCIATES
CHAIRMAN & CHIEF EXECUTIVE OFFICER                       INVESTOR RELATIONS
(561) 805-8500 (212)                                     245-8800 EXT. 209
MEARLEY@METCARE.COM                                      AL@CAMERONASSOC.COM


             METROPOLITAN HEALTH NETWORKS APPOINTS NEW BOARD MEMBERS

         ROBERT (GENE) SHIELDS, FORMER HUMANA SENIOR VICE PRESIDENT, AND
                 DAVID FLORMAN, FORMER UNITED HEALTHCARE SENIOR
                    EXECUTIVE, BRING ADDED DEPTH TO MDF BOARD

WEST PALM BEACH, FL, MARCH 20, 2006 - Metropolitan Health Networks, Inc. (AMEX:MDF) (NYSE ARCA:MDF) a provider of high quality, comprehensive healthcare services to patients in South and Central Florida, today announced that the company has named two new members to its Board of Directors. Robert (Gene) Shields' term is scheduled to begin effective as of May 15, 2006, and David Florman's term is scheduled to begin effective as of April 1, 2006. The addition of Mr. Shields and Mr. Florman brings the Board's membership to eight.

Mr. David Florman, currently a consultant to the healthcare industry, has over thirty years of experience in the managed care and healthcare delivery related services industry. Prior to his current position, from December 2003 through June 2005, he was Regional Vice President for UnitedHealth Group's UnitedHealthcare (UHC) unit, responsible for hospital, physician and ancillary network strategy for UHC's Northeast region. Before UHC, from March 2001 through September 2003, Mr. Florman was employed by WellChoice (Empire Blue Cross Blue Shield), where he held the positions of Senior Vice President, Medical Delivery and Medicare Risk, as well as Chief Network Officer, responsible for the enterprise-wide network strategy and medical cost, in addition to P & L responsibilities for the Medicare+Choice (now Medicare Advantage) product. From July 1990 through to February 2001, Mr. Florman held several senior executive level regional and national positions for Aetna, Inc. in network development, sales, merger integration, medical management and medical cost control.

Mr. Florman began his career in health care in 1976 in hospital administration. His distinguished hospital career includes executive positions with community hospitals and academic medical centers in the New York metropolitan area, including The Mount Sinai Hospital, New York University Medical Center, and Long Island Jewish Medical Center.

Mr. Florman attained his B.A. from the New York University - Heights College of Arts and Science and his M.B.A., with a concentration in Health Care Administration, from The City University of New York - Bernard M. Baruch College/Mount Sinai School of Medicine. He is the past Chairman of the New York Health Plan Association and has taught extensively at institutions such as the New York Medical College Graduate School of Health Sciences, New York University Graduate School of Public Administration, Mount Sinai School of Medicine - Department of Health Care Management, State University of New York at Stony Brook - Department of Community Medicine, and Adelphi University, Department of Health Education.

Mr. Robert Shields began his healthcare career with the US Air Force (USAF) in 1970. During his tenure with the USAF until July 1994, he rose to the rank of Colonel and Chief, Managed Care Division for the Office of the Air Force Surgeon General, attaining numerous military decorations throughout his years of service, including: the Legion of Merit, the Meritorious Service Medal (with three oak leaf clusters), the Air Force Commendation Medal, (with one oak leaf cluster), the Air Force Achievement Medal, the Air Force Outstanding Unit Award (with two oak leaf clusters) and the National Defense Service Medal (with one star).

In July 1994 Mr. Shields embarked on a career in the private healthcare sector serving as Chief Executive Officer of Humana Military Healthcare Services (TRICARE). Between 1994 and April 2005, he held several senior level executive positions within Humana, including Senior Vice President of Development, Senior Vice President Government Programs, and, culminated his career in the position of Senior Vice President of Government and Senior Products for Humana.

Mr. Shields attained a B. S. in Business Administration from The Citadel, a M.S. in Systems Management from the University of Southern California, and an M.H.A. from the Medical College of Virginia-Virginia Commonwealth University. He is a Distinguished Graduate of the Industrial College of the Armed Forces and a Fellow of the American College of Healthcare Executives.

There are no arrangements or understandings pursuant to which Mr. Florman or Mr. Shields was selected as a director.

Commenting on the appointments, Michael Earley, Chairman and Chief Executive Officer of Metropolitan Health Networks, stated, "It is a pleasure to have the opportunity to welcome such qualified individuals to the Metropolitan board of directors. Both Mr. Shields and Mr. Florman have distinguished healthcare careers and we anticipate that their input will be invaluable to Metropolitan as we endeavor to grow our managed care organization. We look forward to their contributions going forward."

ABOUT METROPOLITAN HEALTH NETWORKS

Metropolitan is a growing healthcare organization in Florida that provides comprehensive healthcare services for Medicare Advantage members and other patients in South and Central Florida. To learn more about Metropolitan Health Networks, Inc. please visit its website at http://www.metcare.com.



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